Exhibit 99.1

Contact:

Investors & Financial Media:	Media:

Mitch Gellman	Elaine Marshall
(949) 260-8328	(949) 260-8219
ir@simpletech.com	emarshall@simpletech.com

SIMPLETECH ANNOUNCES FIRST QUARTER 2005 RESULTS IN LINE WITH PREVIOUS GUIDANCE

SANTA ANA, Calif., May 4, 2005 — SimpleTech, Inc. (Nasdaq: STEC), a designer, manufacturer and marketer of custom and open-standard memory solutions based on Flash memory and DRAM technologies, today announced its financial results for the first quarter ended March 31, 2005.

Revenue for the first quarter of 2005 was $61.2 million, a decrease of 21% from $77.6 million for the fourth quarter of 2004, and a decrease of 8% from $66.3 million for the first quarter of 2004. Revenue for the first quarter of 2005 decreased from the prior quarter due primarily to a 46% decrease in sales of Stacked Memory products, the affects of seasonality, and approximately 30% to 40% decline in DRAM component prices during the quarter. Decreased sales of Stacked Memory products resulted primarily from delayed orders related to the process of qualifying some of our latest generation stacked modules with customers as they transition certain of their OEM solutions from PC 2100 to PC 2700 and from DDR I to DDR II technologies. This qualification process has taken longer than expected, and will also impact second quarter of 2005 results. We are optimistic that these issues will be resolved by he end of the second quarter of 2005. Diluted earnings per share was $0.02 for the first quarter of 2005, compared to diluted earnings per share of $0.06 for the fourth quarter of 2004 and diluted earnings per share from continuing operations of $0.01 for the first quarter of 2004. Order backlog increased from $8.1 million at December 31, 2004 to $14.0 million at March 31, 2005.

During the first quarter of 2005, the company repurchased 2,414,964 shares of common stock under its previously announced stock repurchase program at an average price, including commissions, of $ 3.93. Since the inception of the stock repurchase program in June 2004 through April 30, 2005, the company has repurchased an aggregate of 3,777,022 shares of common stock at an average price, including commissions, of $3.84 per share.

Business Segments

OEM Division

Revenue from OEM Division customers comprised 44% of total revenue in the first quarter of 2005, compared to 53% in the fourth quarter of 2004. OEM Division revenue decreased 34% from $41.0 million in the fourth quarter of 2004 to $26.9 million in the first quarter of 2005 due primarily to a decrease in the sale of Stacked Memory products.

Consumer Division

Revenue from Consumer Division customers comprised 56% of total revenue in the first quarter of 2005, compared to 47% in the fourth quarter of 2004. Consumer Division revenue decreased 6% from $36.6 million in the fourth quarter of 2004 to $34.3 million in the first quarter of 2005 due primarily to the affects of seasonality and the decline in DRAM component prices.

Business Outlook

“During the second half of 2004, we identified a number of initiatives to drive future revenue growth and profitability for year 2005 and beyond,” said Manouch Moshayedi, CEO of SimpleTech, Inc. “Our strategic goal is to create new and increase existing bases of sustainable revenue for the long-term. These initiatives include building on our high-capacity, solid-state Flash drive business and increasing our share in the external storage market by adding significant proprietary features which separate our products from others currently available. We continue working diligently to execute these initiatives.

“While we have gained considerable traction on our initiatives, lengthy design and sales cycles are often necessary to achieve long-term, sustainable revenue. While our order backlog has increased significantly during the first quarter of 2005, we hope that execution of our initiatives will translate into significant future revenue generation.

“We currently expect our revenue for the second quarter of 2005 will range from $63 million to $66 million and our diluted earnings per share to range from $0.02 to $0.03.”

Conference Call

SimpleTech, Inc. will hold an open conference call to discuss results for the first quarter of 2005. The call will take place today at 1:30 p.m., Pacific/4:30 p.m., Eastern. The call-in numbers for the conference are 1-800-781-3662 (United States and Canada) and 1-706-643-7710 (International).

Webcast

This call is being webcast by Thomson/CCBN. The webcast can be accessed by clicking on “Investors” at the bottom of the home page at www.simpletech.com. The webcast will be archived and available for replay beginning approximately two hours after the live call concludes.

About SimpleTech, Inc. (Nasdaq: STEC)

SimpleTech, Inc., designs, manufactures and markets custom and open-standard memory solutions based on Flash and DRAM memory technologies. Headquartered in Santa Ana, California, the company offers a comprehensive line of over 2,500 products and specializes in developing high-density memory modules, memory cards and storage drives. For information about SimpleTech, Inc., and to subscribe to the company’s “Email Alert” service, please visit our web site at www.simpletech.com, click “Investor” and then Email Alert.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This release may contain forward-looking statements that involve risks and uncertainties, including, but not limited to, statements concerning our enthusiasm about our outlook for 2005, expected future growth and profitability due to execution of our initiatives, creation of new or increase existing bases of sustainable revenue for the long-term, building upon our Flash drive business and increasing our share in the external storage market by adding significant proprietary features which separate our products from others currently available, continued plans to diligently execute our initiatives, gaining considerable traction on our initiatives, and revenue and earnings per share guidance for the second quarter of 2005.

Actual results may differ materially from the results predicted. Important factors which could cause actual results to differ materially from those expressed or implied in the forward-looking statements are detailed under “Risk Factors” in filings with the Securities and Exchange Commission made from time to time by SimpleTech, including its Annual Report on Form 10-K, its quarterly reports on Form 10-Q, and its current reports on Form 8-K. Other factors that could cause our actual results to differ materially from those expressed or implied in the forward-looking statements include the following risks: the cost of raw materials may fluctuate widely in the future, the delays we are experiencing in the qualification process of our latest generation stacked memory modules may not be resolved within our time expectations, our major initiatives may not be successfully implemented, slower than expected growth in market demand for our products or a slower adoption rate for these products in current and new markets that we are targeting, slower than expected expansion of our international business; the impact of the implementation in 2006 of new accounting rules related to the expensing of stock options, excess availability of DRAM or Flash memory could reduce component pricing resulting in lower average selling prices and gross profit, DRAM or Flash memory supply may tighten requiring suppliers to place their customers, including us, on limited component allocation, interruptions of or delays in supply from the semiconductor manufacturing facilities that supply products to us, higher than expected operating expenses, new and changing technologies limiting the applications of our products, our inability to become more competitive in new and existing markets, our inability to maintain and increase market share, difficulty competing in sectors characterized by aggressive pricing and low margins, higher than anticipated product returns, inventory write-downs, price protection and rebate charges, new customer and supplier relationships may not be implemented successfully and we may not repurchase any additional shares under our previously announced stock repurchase plan. SimpleTech undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

(unaudited)

	March 31, 2005	December 31, 2004
ASSETS:
Current Assets:

Cash, cash equivalents and marketable securities	$69,191	$83,318
Accounts receivable, net of allowances of $1,242 at March 31, 2005 and $993 at December 31, 2004	37,978	37,047
Inventory, net	33,552	19,002
Deferred income taxes	1,615	1,515
Other current assets	2,042	2,663

Total current assets	144,378	143,545
Furniture, fixtures and equipment, net	5,754	6,146
Intangible assets	353	373
Deferred income taxes	2,733	3,345

Total assets	$153,218	$153,409

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities:

Accounts payable	$25,637	$16,553
Accrued and other liabilities	4,420	5,428

Total liabilities	30,057	21,981
Shareholders’ Equity:
Common stock	45	47
Additional paid-in capital	111,893	121,193
Retained earnings	11,223	10,188

Total shareholders’ equity	123,161	131,428

Total liabilities and shareholders’ equity	$153,218	$153,409

SimpleTech, Inc.

Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended March 31,
	2005	2004
Net revenues	$61,247	$66,291
Cost of revenues	50,264	54,766

Gross profit	10,983	11,525

Sales and marketing	5,380	5,054
General and administrative	3,078	2,927
Research and development	1,287	844

Total operating expenses	9,745	8,825

Operating income	1,238	2,700
Interest income	435	200

Income from continuing operations before provision for income taxes	1,673	2,900
Provision for income taxes	637	1,227

Income from continuing operations	$1,036	$1,673
Loss from discontinued operations before benefit for income taxes		(2,447)
Benefit for income taxes		(1,073)

Loss from discontinued operations		$(1,374)

Net income	$1,036	$299

Net income (loss) per share:
Basic:
Continuing operations	$0.02	$0.04
Discontinued operations	—	(0.03)

Total	$0.02	$0.01

Diluted:
Continuing operations	$0.02	$0.03
Discontinued operations	—	(0.02)

Total	$0.02	$0.01

Shares used in computation of net income (loss) per share:
Basic	46,599	47,829

Diluted	48,044	50,214